GSA Resources, Inc.

P.O. Box 509	Cortaro, AZ 85652
(520) 744-8845	FAX: (520) 744-7770
info@gsaresources.com	www.gsaresources.com

________________________________

May  22, 2006

TO:	Roy Shipes - President
Atlas Mining Corporation
White Cliffs Mining Inc.
8040 S. Kolb Road
Tucson, AZ 85706

Dear Roy:

RE: Mineral Property Acquistion

This letter sets out the agreement (“Agreement”) reached among GSA Resources Inc. (“GSA” or the “Purchaser”) and White Cliffs Mining Inc. and Atlas Minerals Inc. (together the "Vendor") as vendor regarding the transfer and sale by the Vendor of all (100%) of the interest and rights to a diatomite mineral property of twenty unpatented placer mining claims covering 3,120 acres located in near Mammoth in Arizona, (the “Property”) more particularly described in Schedule A to this Agreement together with the other assets described in this Agreement to be sold to GSA , an Arizona company.

Acquisition

1.
The Vendor hereby agrees to transfer to GSA all the Property on the terms and subject to the conditions set out in this Agreement (the “Sale Transaction”). The Sale Transaction will include assumption of any non-financial encumbrances and liabilities registered on the Property such as existing easements. Transfer of the Property will also include transfer of any and all assessments, reports, geological and sample data and any other information or data that has been collected or produced and is in the possession or owned by WCM.

The Vendor will also transfer all appurtenances attached to the Property and all equipment used in and regarding the operations at the Property, as listed in Schedule B to this Agreement, including without limitation the cash reclamation bond of approximately $45,900 which the Vendor has put up for reclamation of the Property. The term “Property” will for the purpose of this Agreement include all transferred assets as listed on Schedules A and B.
The Vendor will transfer the Property directly to GSA or to any assignee of GSA, in GSA’s discretion. The Property will be transferred free and clear of all liabilities, except as indicated in this Agreement.

After conducting due diligence, GSA or its assigns may in their discretion purchase all the issued and outstanding shares of White Cliff Mining Inc. from Atlas Mining Corporation and in such event, the Vendors will co-operate to ensure that White Cliff Mining Inc. at the time of sale holds the Properties free and clear of liabilities, on the same terms as are otherwise set out in this Agreement.

Consideration

2.	In payment for the sale and transfer of the Property to GSA , on Closing (defined below), GSA will pay to the Vendor the sum of $225,000 (the “Purchase Price”).

Deposit

3.
GSA will pay to the Vendor the sum of $15,000 (the “Deposit”) which sum will be used as a non-refundable deposit and will form a portion of the purchase price on Closing. Upon acceptance of the Deposit GSA will have 60 days to close the Sale Transaction. GSA may obtain a further 45 day extension to close by paying a further non-refundable deposit of $10,000 (the “Further Deposit”).

In the event that GSA does not complete the Sale Transaction for any reason other than breach of a representation or agreement by the Vendor, this Agreement will terminate and the Vendor’s sole remedy will be to retain the Deposit and if already delivered to the Vendor, the Further Deposit.

Closing

4.
Closing of the Sale Transaction (the "Closing") will occur on the first business day after the 60th day from execution of this Agreement by both parties, or 45 days later as per section 3, or on such other date as the parties may agree. Closing will be held at the City of Tucson, Arizona, in the offices of GSA at 11 A.M., or at such other place and time as the parties may agree.

Definitive Agreements

5.
The parties agree to instruct their attorneys to co-operate and complete comprehensive and definitive transfer documents and agreements for the Sale Transaction upon execution of this Agreement. The definitive agreements will contain terms and representations customary for agreements governing the purchase and sale of property and equipment in Arizona, as prepared by commercial legal counsel of good reputation.

Due Diligence

6.
GSA will have the right to conduct due diligence on the Property in connection with the Sale Transaction. GSA and its accountants, legal counsel and other representatives will have full access during normal business hours to the management, properties, books, records, contracts, commitments and other documents regarding the Property in connection with the transactions contemplated herein.

Closing Conditions

7.	This Agreement and the Closing hereof is subject to the following:

(a)	GSA being satisfied in its sole discretion with the results of its due diligence review; and

(b)	all representations and warranties contained herein and to be contained in the definitive agreements described in Section 5 hereof shall be true and correct at the date of Closing.

Representations of the Vendor

8.	The Vendor represents and warrants that:

(a)	the Vendor has the full power and authority to transfer or cause to be transferred the Property to GSA free and clear of any charges, encumbrances, liens or claims;

(b)	all data, reports and information about the Property provided and to be provided to GSA is true and accurate in all material respects; and

(c)	there are no royalties are payable on the Property except current governmental taxes and assessments.

Pre Closing Covenants

9.	GSA and the Vendor hereby covenant to the other as follows:

(a)	until Closing the Vendor shall maintain the Property in the ordinary and normal course, as it has been maintained for the past year;

(b)
the Vendor will assist in any permitting and other development matters that GSA wishes to pursue, including without limitation the air quality permit, provided that GSA will be responsible for all permitting and development costs. In the event that the Sale Transaction does not close, such costs will be forfeit.

(c)
GSA may secure the Property at its own expense provided that the Vendor shall have full access until Closing. This may include with the vendor’s permission moving the mobile equipment to a secure site in Tucson for assessment and repair estimates at GSA’s expense.

Provided the Property claims are in good standing at the date of this Agreement, and provided GSA has requested and paid for a 45 day extension to close set out in paragraph 3, GSA will pay the costs of maintaining the Property claims in good standing between the date of this Agreement and the Closing, including specifically the claims maintenance fees due by September 1, 2006.

Binding Agreement

10.
Upon acceptance of the terms of this Agreement, the terms of this Agreement shall be a legally valid and binding agreement. Other terms will be set within 60 days as agreed by the parties and set out in definitive agreements. If any term cannot be agreed to in the definitive agreement, the terms of this Agreement will remain in full force and effect.

General

11.	All dollar references are United States dollars.

If the foregoing correctly sets out the terms of our agreement, please execute this letter in the space provided.

GSA Resources, Inc.

Per: /s/ Daniel T. Eyde
       Daniel T. Eyde

Accepted this 29th day of May, 2006.

White Cliffs Mining Inc.

Per: /s/ Roy Shipes
Authorized Signatory

Atlas Minerals Inc.

Per: /s/ Roy Shipes
Authorized Signatory

SCHEDULE A

Property Description

Twenty unpatented placer mining claims covering 3,120 acres

Legal Description:

SCHEDULE B

Bond, Plant Facilities and Equipment List

Reclamation Bond

Paid to U.S. Bureau of Land Management in the amount of $45,900.

Facilities:

16 cubic yard (cy) ore receiving hopper,
conveyor belt,
impact mill,
diesel fired dryer,
hammer mill,
three cyclones for separation,
a baghouse,
three product silos,
and two bagging machines.

Any mobile or other equipment, trailers, lab facilities, or test and process equipment not specifically mentioned, but part of the processing facilities and equipment currently at the White Cliffs site.

Mobile Equipment